Exhibit 21

1.         Vision Bank, an Alabama banking corporation.

2.         Vision Bancshares Financial Group, Inc., a wholly owned insurance subsidiary of Vision Bank.

3.         Vision Bank, FSB, a federal savings bank organized on January 13, 2003 and chartered by the Office of Thrift Supervision.